EXHIBIT 11
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CAPITOL FIRST CORPORATION

COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
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                                                             December 31,         December 31
                                                         --------------------- -------------------
                                                                 2003                 2002
                                                         --------------------- -------------------
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Shares outstanding beginning of period                       29,412,054          29,412,054
Shares issued during period:                                  1,200,000                   0
                                                         --------------------- -------------------
Total outstanding                                            30,612,054          29,412,054

Weighted average number of shares outstanding                30,220,750          29,412,054

(Loss) earnings applicable to common shares
     Net (loss) income                                   $     (452,080)       $     13,587
     Preferred dividends                                        (54,306)            (11,285)
                                                         --------------------- -------------------
     Net (loss) earnings applicable to common shares     $     (506,386)       $      2,302
                                                         --------------------- -------------------
(Loss) earnings per share of common stock
                                                         $        (0.02)              $0.00

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